Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Celsius Holdings, Inc. (the “Company”), of our report dated March 24, 2016 relating to our audit of the consolidated financial statements which appear in the Company’s Registration Statement on Form 10 (File No. 000-55663) for the two years in the period ended December 31, 2015. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ D’Arelli Pruzansky, P.A.
D’Arelli Pruzansky, P.A.
Certified Public Accountants
Coconut Creek, Florida

February 13, 2017